Exhibit 10.37

PURCHASE AND SALE AGREEMENT

by and between

New England Sinai Hospital, A Steward Family Hospital, Inc.

as Seller

HCII-150 YORK STREET, LLC, a Delaware limited liability company as Purchaser

Dated as of

December 22, 2014

TABLE OF CONTENTS

1.	The Property		1
2.	The Sale		1
3.	Purchase Price; Deposit		2
	3.1	Purchase Price	2
	3.2	Deposit	2
4.	Condition of Title		3
	4.1	Title and Survey	3
	4.2	Permitted Exceptions	4
	4.3	Unpermitted Exceptions	4
5.	Conditions Precedent to Closing; the Closing		4
	5.1	Conditions Precedent to Purchaser’s Obligation to Close	4
	5.2	Conditions Precedent to Seller’s Obligation to Close	6
	5.3	The Closing and Closing Deliveries	6
	5.4	Possession	7
	5.5	Seller’s Deliveries	7
	5.6	Purchaser’s Deliveries	8
6.	Apportionments		9
	6.1	Items not Prorated	9
	6.2	Use of Closing Funds	9
	6.3	Correction of Errors	9
	6.4	Survival	9
7.	Brokerage Commissions		10
	7.1	Survival	10
8.	Representations and Warranties		10
	8.1	Seller’s Representations and Warranties	10
	8.2	Purchaser’s Representations and Warranties	12
	8.3	Restatement at Closing; Survival	13
	8.4	Waiver	13
	8.5	Claim Limitation	13
	8.6	Liability Cap	14
9.	Merger of All Prior Understandings; Condition of Property		14
	9.1	Merger of All Prior Understandings	14
	9.2	Condition of Property	14
	9.3	Environmental Matters	15
	9.4	Survival	16
10.	Closing Costs and Expenses		16
	10.1	Seller’s Costs and Expenses	16
	10.2	Purchaser’s Costs and Expenses	16
	10.3	Survival	16
11.	Notices		16
	11.1	If to Seller:	17
	11.2	If to Purchaser:	17
12.	Governing Law		17
13.	No Recording		18

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14.	Default		18
	14.1	By Seller; Purchaser’s Remedies	18
	14.2	By Purchaser; Seller’s Remedies	18
	14.3	Notice of Default	19
	14.4	Post Closing Matters	19
15.	Casualty and Taking		19
	15.1	Casualty	19
	15.2	Taking	20
16.	No Option		21
17.	Successors and Assigns		21
18.	Further Assurances		21
19.	Non-Liability		22
20.	Operation of Property		22
	20.1	General Operation	22
21.	Miscellaneous		22
	21.1	Exclusivity	22
	21.2	Captions and Headings	22
	21.3	Waiver	22
	21.4	Singular, Plural, Gender	22
	21.5	Counterparts	22
	21.6	Partial Invalidity	22
	21.7	Amendments	23
	21.8	Exhibits	23
	21.9	Time	23
	21.10	Prevailing Party to Receive Attorneys’ Fees	23
	21.11	Arbitration	23
	21.12	Waiver of Jury Trial	23
22.	Review Period		24
23.	SEC S-X 3-14 Audit		24
24.	REIT Status		25
25.	Independent Contract Consideration		25

Exhibits

Exhibit A	Description of the Land
Exhibit B	Form of Master Lease
Exhibit C	Form of Agreement of Right of First Refusal
Exhibit D	Blanket Conveyance, Bill of Sale and Assignment
Exhibit E	Intentionally Deleted
Exhibit F	Intentionally Deleted
Exhibit G	Subordination, Non-Disturbance and Attornment Agreement
Exhibit H	Intentionally Deleted
Exhibit I	Declaration Estoppel Certificate

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 22 day of December, 2014 (the “Effective Date”), by and between NEW ENGLAND SINAI HOSPITAL, A STEWARD FAMILY HOSPITAL, INC. having an office at 500 Boylston Street, Boston, MA 02116 (“Seller”) and HCII-150 YORK STREET, LLC, a Delaware limited liability company, having an office at 4890 W. Kennedy Boulevard, Suite 650, Tampa, Florida 33609, Attention: Lisa Collado (“Purchaser”).

W I T N E S S E T H

In consideration of the covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. The Property.

(a) Seller desires to sell, transfer and convey to Purchaser all of Seller’s right, title and interest in and to the Property (as hereinafter defined); and

(b) Purchaser desires to purchase, accept and assume from Seller all of the right, title and interest of Seller in, to and under the Property, as more particularly set forth in this Agreement.

2. The Sale.

(a) Upon and subject to the terms of this Agreement, on the “Closing Date” (as defined in Section 5.3 of this Agreement) Seller shall sell, transfer, convey and assign to Purchaser, and Purchaser shall purchase from Seller, the parcels of land described on Exhibit A) (collectively, the “Land”).

(b) The Property shall be deemed to include all right, title and interest of Seller: (i) in, to and under all easements and appurtenances belonging to or inuring to the benefit of Seller including but not limited to all right, title and interest in and to adjacent streets, alleys, rights of way, water rights, oil, gas and mineral rights and similar rights or privilege including but not limited to tap rights (collectively, the “Appurtenances”); (ii) all right, title and interest of Seller in and to those buildings, improvements, fixtures and all other property that Seller has any interest in located on the Land subject to the Master Lease as further described below (collectively, the “Improvements”); (iii) all right, title and interest of Seller in and to all tangible personal property otherwise owned by Seller now or hereafter located on or in, stored for future use with, or used in connection with the Land, other than any clinical and other equipment and tangible personal property used in connection with the Master Lease (collectively, the “Personal Property”); (iv) to the extent assignable, all right, title and interest of Seller in, to and under all intangible personal property now or hereafter owned by Seller and used in the lease, use, operation, occupancy, maintenance or development of the real property, including, without limitation: (a) all licenses, permits, certificates, approvals, authorizations and other entitlements issued (other than as may be held by Tenant and used in connection with the Master Lease); (b) all reports, test results, environmental assessments, surveys, plans, specifications; (c) all warranties and guaranties in

Seller’s possession from manufacturers, contractors, subcontractors, suppliers and installers including but not limited to the HVAC and the roof; (d) all building and property names and building signs used in connection with the real property; and (e) all other intangible property related to the real property and in equipment other than such medical equipment of Seller to be utilized by Seller as Tenant under the Master Lease (collectively, the “Intangible Property” and with the Personal Property, Improvements, Appurtenances and Land, the “Property”).

(c) Seller and Purchaser agree that as part of the transaction described in this Agreement, Seller and Purchaser shall enter into a lease in which Seller, as Tenant (“Tenant”), and Purchaser, as Landlord, shall lease the Property for an initial term of fifteen (15) years (with the right of Tenant to extend the term of the Master Lease for two (2) ten (10)-year extensions), the form of which has been agreed to by the parties and is attached hereto as Exhibit B (the “Master Lease”) and which will be signed and delivered as part of the Closing. Seller, as Tenant, will have the right to enter into subleases, licenses and the like for the Property, all as more particularly described in the Master Lease.

(d) Seller and Purchaser agree that as part of the transaction described in this Agreement, that Purchaser shall grant to Seller a Right of First Refusal to purchase the Property upon the terms and conditions set forth in the Agreement of Right of First Refusal, the form of which has been agreed to by the parties and is attached hereto as Exhibit C (the “Agreement of Right of First Refusal”) and which will be signed and delivered as part of the Closing.

3. Purchase Price; Deposit.

3.1 Purchase Price. The purchase price for the Property to be paid on the Closing Date (the “Closing”) is Twenty Three Million Three Hundred Ninety Eight Thousand Ninety Four Dollars (23,398,094.00) (the “Purchase Price”).

3.2 Deposit. On November 20, 2014 in connection with the execution of the LOI (as defined in Section 9.1 below), Purchaser paid an initial deposit of One Hundred Fifty Thousand Dollars $150,000.00 (the “Initial Deposit”) to Chicago Title Insurance Company, 2828 Routh Street, Suite 800, Dallas, Texas 75201, Attention: Shannon Bright, as escrow holder (the “Escrow Agent”). On or prior to the Effective Date, Purchaser paid to the Escrow Agent an additional deposit in the amount of One Million Three Hundred Fifty Thousand Dollars ($1,350,000) (the “Second Deposit”, and with the Initial Deposit, the “Deposit”). The balance of the Purchase Price, as adjusted for prorations and apportionments as herein provided, shall be paid to Seller at Closing by wire transfer of immediately available federal funds through the Escrow Agent (such funds, the “Closing Funds”). The Closing shall take place through escrow with the Escrow Agent (with Purchaser transferring the Closing Funds to the Escrow Agent and the Escrow Agent disbursing such funds in accordance with the terms hereof). The Deposit shall be held by the Escrow Agent in an insured interest bearing account under the terms of an Escrow Agreement reasonably acceptable to the parties hereto with the Escrow Agent. The Deposit, together with the accrued interest, shall be credited to Purchaser’s payment of the Purchase Price at the Closing.

4. Condition of Title.

4.1 Title and Survey. Prior to the Effective Date, Purchaser has obtained an ALTA Preliminary Commitment for Owner’s Title Insurance (the “Title Commitment”) issued by Chicago Title Insurance Company (the “Title Company”) and a survey of the Property prepared by Precision Land Surveying as Job No. 405102TI1-WDG (the “Survey”) in order to satisfy itself as to the adequacy of title to the Property and sufficiency of the Survey. If at any time prior to the Closing Date, Purchaser receives written notice from the Title Company of one or more exceptions to the title that did not appear on the Title Commitment and such new exceptions are not acceptable to Purchaser, in Purchaser’s sole discretion, Purchaser may, within five (5) business days after receiving such notice from the Title Company, deliver to Seller written notice of Purchaser’s objection thereto (an “Objection Notice”) and include with such notice copies of the documents related to any such objection. Seller shall promptly undertake to eliminate or cure any of the matters set forth in the Objection Notice which are (i) mortgages or related security documents or similar encumbrances given to secure indebtedness for money borrowed; (ii) any mechanic’s, labor or materialmen’s liens; or (iii) any other voluntary or involuntary encumbrances, including, without limitation, attachments, which by their nature may be discharged by the payment of a specific sum of money, or bonding in lieu thereof (collectively, “Monetary Encumbrances”). Seller, may, but shall not be obligated to, undertake to eliminate or cure the matters contained in the Objection Notice other than Monetary Encumbrances (“Non-Monetary Encumbrances”) to the satisfaction of Purchaser and the Title Company. Such Monetary Encumbrances, Non-Monetary Encumbrances which Seller undertakes to eliminate or cure to the extent required herein, and any Non-Monetary Encumbrances caused by Seller after the date of the Title Commitment to which Purchaser objects shall be referred to herein collectively as “Seller’s Required Title Actions.” If, however, Seller gives written notice to Purchaser (“Seller’s Response”) within ten (10) business days after Seller’s timely receipt from Purchaser of an Objection Notice that Seller declines to cure or eliminate one or more of such Non-Monetary Encumbrances, Purchaser may, at Purchaser’s sole election, terminate this Agreement by written notice to Seller and the Escrow Agent given within five (5) business days of receipt of Seller’s Response whereupon the Escrow Agent shall immediately and automatically repay the Deposit, plus any accrued interest thereon, to Purchaser without demand, deduction offset or delay, or any consent, approval, authorization or release from Seller, and the parties hereto shall thereafter have no further liabilities, rights or obligations under this Agreement except for those which expressly survive termination of this Agreement. In lieu of such termination by Purchaser, if Seller does not elect to cure or eliminate any such Non-Monetary Encumbrances, Purchaser may elect, in Purchaser’s sole discretion, to waive Purchaser’s objection thereto and accept such item as a Permitted Exception. If Seller shall fail to deliver a Seller’s Response to an Objection Notice in a timely manner, Seller shall be deemed to have elected to cure or eliminate all Non-Monetary Encumbrances set forth in the Objection Notice. If Purchaser shall fail to give written notice to Seller of Purchaser’s election to terminate this Agreement or waive Purchaser’s objection to any Non-Monetary Encumbrance that Seller has declined to cure or eliminate (or has been deemed to decline to cure or eliminate) within five (5) business days after Seller’s Response or expiration of the period for Seller to provide Seller’s Response, Purchaser shall be deemed to have elected to terminate this Agreement whereupon the Escrow Agent shall immediately and automatically repay the Deposit, plus any accrued interest thereon, to Purchaser without demand, deduction offset or delay, or any consent, approval, authorization or release from Seller.

4.2 Permitted Exceptions. The following are the “Permitted Exceptions”:

(a) all matters shown in the Title Commitment (and the documents referred to therein) except for (i) Monetary Encumbrances, (ii) those Non-Monetary Encumbrances which Seller has committed to cure or eliminate, and (iii) any matters that arise after the date of the Title Commitment, subject to the provisions of Section 4.1 above;

(b) the lien for such taxes as will not be, as of the Closing Date, due and payable;

(c) rights of possession of the tenants and occupants of the Property as further described in Schedule 4.2 attached hereto;

(d) all matters revealed by the Survey that are not objected to by Purchaser prior to the Effective Date; and

(e) all matters arising out of, resulting from, directly or indirectly, or as a consequence of Purchaser’s exercise of its rights under this Agreement, and any actions by Purchaser, its agents, employees or contractors, or anyone acting by, through or under Purchaser, on the Property prior to the Closing.

4.3 Unpermitted Exceptions. All matters affecting title or survey to the Property other than those matters expressly included as Permitted Exceptions pursuant to Section 4.2 are collectively referred to herein as “Unpermitted Exceptions.” In addition to satisfaction, delivery, or discharge, as applicable, of the Seller’s Required Title Actions, at or prior to the Closing, Seller shall discharge or cure all Unpermitted Exceptions or, solely with Purchaser’s prior written approval, have such Unpermitted Exceptions bonded over to Purchaser’s and the Title Company’s satisfaction. Seller shall be entitled to use the proceeds of the sale of the Property at the Closing to effect any discharge or cure made pursuant to Section 4.1 or this Section 4.3 provided the Title Company makes such payments directly to the applicable persons at Closing and insures Purchaser against such exceptions to Purchaser’s satisfaction. Notwithstanding anything to the contrary contained in this Section 4, Seller shall not be obligated to expend in excess of Ten Thousand Dollars ($10,000.00) in the aggregate, which amount shall include, without limitation, the payment of attorneys’ fees and expenses, to cure Unpermitted Exceptions which are other than Monetary Encumbrances. If in the reasonable judgment of Seller (after consultation with Purchaser) it is substantially unlikely that the Unpermitted Exceptions which are other than Monetary Encumbrances can be cured even by the expenditure of Ten Thousand dollars ($10,000.00), then Seller shall promptly advise, Purchaser in writing of that conclusion and Seller need not make such expenditure and the provisions of Section 4.1 shall apply.

5. Conditions Precedent to Closing; the Closing.

5.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to consummate the Closing is subject to the satisfaction of the following conditions:

(a) All of Seller’s representations and warranties set forth in Section 8.1 shall be true and correct in all material respects as of the Closing, and all covenants and agreements of Seller made in this Agreement shall have been fulfilled. If (i) any of Seller’s representations or warranties set forth herein were true and correct as of the Effective Date, but at the Closing are no longer true and correct due to new information or changed circumstances or any other reason, or (ii) Seller is in breach of any representation, warranty, covenant or agreement made herein (each a “Non-Conforming Condition”), Purchaser shall have the right, but not the obligation, upon written notice to Seller, to either (x) require Seller to cure all such Non-Conforming Conditions by giving Purchaser a credit against the Purchase Price at Closing on the Closing Statement in an amount sufficient to fully compensate Purchaser for the loss or damage caused or to be caused to Purchaser by such Non-Conforming Condition(s), as such loss or damage is reasonably estimated by Purchaser and reasonably approved by Seller at or prior to the Closing, or (y) terminate this Agreement and receive the return of the Deposit. If Seller and Purchaser are unable to timely agree in writing on the amount of such credit, the Closing shall be postponed for two (2) business days and each party hereto shall negotiate in good faith to seek to resolve the dispute. If the parties hereto are unable to so agree and if Purchaser has not elected to terminate this Agreement as set forth above, then Purchaser shall have the rights and remedies set forth in Section 14.1 of this Agreement.

(b) Each item or instrument to be delivered by Seller described in Section 5.5 below is delivered at the Closing.

(c) No suit, action or other proceeding shall be pending or threatened which seeks to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement or involves the Property or would, or could reasonably be expected to, encumber or adversely affect the Master Lease, or the ownership, use, occupancy or operation of the Property.

(d) The Title Company is prepared to issue an ALTA Owners form of title policy in a form approved by Purchaser, insuring the title to the Property in Purchaser with liability in the amount of the Purchase Price, subject only to the Permitted Exceptions and with such endorsements as Purchaser may require (the “Title Policy”).

(e) As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of Seller or for all or any substantial part of Seller’s property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(f) There has been no damage, destruction or other adverse change to the Property except as otherwise provided in Section 15 below.

(g) Seller shall have caused all warranties and guaranties in effect from manufacturers, contractors, subcontractors, suppliers, vendors, and installers with respect to the Property in Seller’s possession, if any, to be assigned to Purchaser effective as of the Closing Date to the extent such warranties and guaranties are assignable by Seller and Seller shall have paid all fees in connection with such assignment.

(h) Purchaser and Seller shall have agreed on the Closing Statement.

5.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to consummate the Closing is subject to the satisfaction of the following conditions:

(a) All of Purchaser’s representations and warranties as contained herein shall be true and correct in all material respects as of Closing and all covenants and agreements of Purchaser made in this Agreement shall have been fulfilled; provided, however, that if Purchaser shall have assigned this Agreement in accordance with Section 17, such assignee(s) shall make with respect to itself or themselves the representations set forth in Section 8.2, adjusted, as appropriate, to reflect the nature of the legal entity of such assignee and the laws under which it is governed.

(b) Each item or instrument to be delivered by Purchaser described in Section 5.6 below is delivered at the Closing.

(c) No suit, action or other proceeding shall be pending which seeks to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement.

(d) Purchaser and Seller shall have agreed on the Closing Statement.

5.3 The Closing and Closing Deliveries.

The Closing shall take place through the Escrow Agent, at 10:00 a.m. on December 24, 2014 (the “Closing Date”); provided, however, if Purchaser so requests, then Purchaser may cause the Closing to take place at the offices of the Escrow Agent within the City of Boston or by a mail away closing where the documents and money are sent to the Escrow Agent to be disbursed at the Closing. All documents to be delivered at the Closing and all payments to be made as specified in Sections 5.5 and 5.6, inclusive, shall be delivered to the Escrow Agent on the Closing Date, in escrow, pending delivery of possession of the Property in conformance with this Agreement, upon which delivery, and confirmation from the Title Company that it is prepared to issue the Title Policy, and in any event upon the Purchaser’s payment of all premiums and charges required therefor, all instruments and funds shall then be delivered out of escrow, provided that in no event shall such escrow continue beyond 5:00 p.m. on the business day next following the Closing Date. Purchaser and/or Purchaser’s agents shall be entitled to inspect the Property prior to the Closing in order to determine whether the condition thereof complies with the terms of this Agreement.

(a) If on the Closing Date the title to or survey condition of the Property does not conform to the requirements of Section 4, then the Closing Date shall automatically be extended for a period of up to thirty (30) business days (the “Extended Closing Date”) in order to permit Seller to (i) remove any Unpermitted Exceptions which are Seller’s Required Title Actions, and (ii) use best efforts to remove other such Unpermitted Exceptions. If by the Extended Closing Date Seller, having used such best efforts, shall have failed so to remove such Unpermitted Exceptions which are other than Seller’s Required Title Actions, all as herein provided, then Purchaser’s sole remedy shall be to terminate this Agreement by written notice to Seller and the Escrow Agent given on the Extended Closing Date, whereupon Escrow Agent shall immediately repay the Deposit, plus any accrued interest thereon, to Purchaser without demand, deduction, offset or delay, or any consent, approval, authorization or release from Seller, and upon such termination the parties hereto shall thereafter have no further liabilities, rights or obligations under to this Agreement, except for those which expressly survive termination of this Agreement. If Seller fails to remove any Unpermitted Exceptions which are Seller’s Required Title Actions, Purchaser may, at Purchaser’s election in Purchaser’s sole discretion, either (y) treat such failure as Non-Conforming Conditions with the remedies set forth in Section 5.1(a) above, or (z) pursue Purchaser’s rights and remedies as set forth in Section 14.1 of this Agreement.

5.4 Possession. At Closing Seller shall deliver full possession and quiet enjoyment of the Property as presently occupied, and the Property shall be in the same condition as on the Effective Date with the following exceptions: (i) ordinary wear and tear; and (ii) subject to the provisions of Section 15, damage by Casualty or as affected by any Taking (as those terms are hereinafter defined).

5.5 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser through the Escrow Agent the following (collectively, “Seller’s Deliveries”):

(a) one (1) fully executed Quitclaim Deed conveying the Property and Improvements to Purchaser with title as provided in Section 4 including confirmation that the conveyance is not a conveyance of all or substantially all of the assets of Seller in Massachusetts;

(b) two (2) counterpart originals of the Master Lease, executed by Seller;

(c) two (2) counterpart originals of the Notice of Lease (as further described in the Master Lease), executed by Seller;

(d) one (1) fully executed Guaranty of Master Lease from and executed by Steward Health Care System LLC in favor of Purchaser;

(e) two (2) counterpart originals of the Agreement of Right of First Refusal, executed by the Seller;

(f) two (2) counterpart originals of the Notice of First Refusal Agreement, executed by the Seller;

(g) an original affidavit sworn to by Seller stating under penalty of perjury that Seller is not a foreign person as defined in Internal Revenue Code Section 1445 and setting forth Seller’s United States taxpayer identification number;

(h) such evidence as to the existence, good standing, and qualification to do business of Seller and the authorization of the sale of the Property by Seller and the delivery by Seller of all of the Closing documents required by this Agreement;

(i) a counterpart original of the Closing Statement (as hereinafter defined), executed by Seller;

(j) such standard form affidavits and indemnities from Seller as the Title Company may reasonably require to issue the Title Policy, including, without limitation so-called “gap” indemnity, in order (i) to omit from the Title Policy issued to Purchaser at Closing exceptions for parties in possession other than the Tenant and those tenants and occupants set forth on Schedule 4.2, and (ii) to insure title to the Property after the Closing but prior to the recording of the conveyance documents; and

(k) evidence of payment in full of the commission due to the Named Broker, if any, as defined in Section 7 below, or shall provide for payment of such commission at Closing by way of a debit to Seller on the Closing Statement and instruction to the Escrow Agent to pay such amount to the Named Broker.

(l) That certain blanket conveyance, bill of sale and assignment (“Bill of Sale”) in the form attached hereto as Exhibit D and made a part hereof for all purposes.

(m) A Subordination, Non-Disturbance and Attornment Agreement in a form attached hereto as Exhibit G or in such other form that is mutually acceptable to Purchaser, Tenant and Purchaser’s lender whereby Tenant’s rights are subordinated to the lien of a lender.

(n) Original counterparts (to the extent available) of all, operating agreements, reciprocal easement agreements, options, warranties, guarantees, permits and other agreements related to the Property, including all modifications, supplements or amendments to each of the foregoing.

(o) Seller’s certification that all representations and warranties made by Seller under this Agreement are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy).

(p) Estoppel certificates, in form and substance reasonably satisfactory to Purchaser, from all parties to any declarations, business park covenants or other agreements materially affecting all or any portion of the Property, each to the extent designated by Purchaser during the Review Period and in substantially the form attached hereto as Exhibit I and made a part hereof. Seller will not be in default for failure to deliver such estoppel certificates and Purchaser’s sole recourse for such failure will be to terminate this Agreement and receive the Deposit.

5.6 Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller or to the party otherwise indicated the following:

(a) the Closing Funds, shall be paid by wire transfer of immediately available federal funds directly to the Escrow Agent, to the account or accounts designated by the Escrow Agent;

(b) two (2) counterpart originals of the Master Lease, executed by Purchaser;

(c) two (2) counterpart originals of the Notice of Lease (as further described in the Master Lease), executed by Purchaser;

(d) two (2) counterpart originals of the Agreement of Right of First Refusal, executed by the Purchaser;

(e) two (2) counterpart originals of the Notice of First Refusal Agreement, executed by the Seller;

(f) such evidence as to the existence, good standing, and qualification to do business of Purchaser and the authorization of the purchase of the Property by Purchaser and the delivery by Purchaser of all of the Closing documents required by this Agreement; and

(g) a counterpart original of the Closing Statement, executed by Purchaser.

6. Apportionments. The following are to be apportioned as of the Closing Date, with said date being a day of income and expense to Purchaser, and the same shall be reflected on a closing statement executed by Seller and Purchaser at the Closing (the “Closing Statement”). Except as hereinafter provided, all prorations shall be done on the basis of the actual number of days in the year in which the Closing occurs for the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable:

6.1 Items not Prorated. The parties acknowledge that all taxes, utilities, insurance, and any and all other operating expenses related to the Property are the direct responsibility of the Tenant under the Master Lease. Accordingly, to the extent that the Tenant is responsible for such charges, there shall be no prorations for insurance, taxes, utilities, insurance, or other operating expenses related to the Property, otherwise such items shall be prorated.

6.2 Use of Closing Funds. Seller shall have the right to discharge, from the Purchase Price at Closing, any lien capable of being discharged by the payment of an ascertainable sum, including, without limitation, any Monetary Encumbrances which Seller is obligated to discharge, in which event Seller shall provide a written payoff statement or other evidence satisfactory to the Title Company, and which payment shall be reflected on the Closing Statement and paid directly by the Title Company at Closing.

6.3 Correction of Errors. In the event that any arithmetic or other like errors shall have been made in the computation of any pro-rations or adjustments under this Section 6, Seller and Purchaser shall cooperate in good faith in making appropriate adjustments as a result of any such errors, which adjustments shall be made as soon as practicable, but in no event later than six (6) months after the Closing.

6.4 Survival. The provisions of this Section 6 shall survive the Closing.

7. Brokerage Commissions. Purchaser represents and warrants to Seller that Purchaser has not dealt with any broker in connection with the purchase of the Property except Cushman and Wakefield (the “Named Broker”). Purchaser shall indemnify and hold harmless Seller from and against any and all claims, loss, liability, cost, and expense (including reasonable attorney’s fees) resulting from any claim that may be made against Seller by any broker or other person claiming a commission, fee, or other compensation by reason of the transaction contemplated by this Agreement other than the Named Broker, if the same shall arise by or on account of any act of Purchaser or Purchaser’s representatives. Seller represents and warrants to Purchaser that Seller has not dealt with any broker in connection with the sale of the Property to Purchaser except the Named Broker. If the Closing occurs hereunder (but not otherwise), Seller shall pay the Named Broker the commission due pursuant to a separate agreement between Seller and the Named Broker. Seller shall indemnify and hold harmless Purchaser from and against any and all claims, loss, liability, cost, and expense (including reasonable attorney’s fees) resulting from any claim that may be made against Purchaser by any broker claiming a commission, fee, or other compensation by reason of the transaction contemplated by this Agreement, if the same shall arise by or on account of any act of Seller or Seller’s representatives; provided, however, that upon written notice by either party to the other, each of Seller and Purchaser shall have the right to provide for its own defense of any such claims, losses, or liabilities, at the cost and expense (including reasonable attorney’s fees) of the other party.

7.1 Survival. The representations made by Seller and Purchaser in this Section 7 shall survive the Closing or any earlier termination of this Agreement.

8. Representations and Warranties.

8.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a) Seller has no knowledge of, and has not received written notice of, any threatened or pending Taking affecting the Property.

(b) To Seller’s knowledge, Seller has received no written notice or citation from (i) any federal, state, county or municipal authority (an “Authority”) alleging any fire, health, safety, building pollution, zoning or other violation of any law, regulation, permit, order or directive in respect of the Property or any part thereof; or (ii) any insurance company or bonding company alleging any defects or inadequacies in the Property or any part thereof, which could reasonably be expected to adversely affect the insurability of the same or of any termination or threatened termination of any policy of insurance or bond.

(c) Seller is a duly organized and validly existing Delaware corporation and is authorized to do business in the Commonwealth of Massachusetts. Seller has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and to enter into and perform this Agreement and to carry out the transactions contemplated hereby.

(d) Seller has duly authorized the execution, delivery, and performance of this Agreement, and such execution, delivery and performance by Seller of this Agreement shall not result in a breach of, violate any term or provision of, or constitute a default under, the organizational documents of Seller or any other agreement by which Seller is bound. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

(e) No consent, approval or other authorization of, or registrations, declaration or filing with, court or governmental agency or commission (except for the recording of any other title documents) is required for the due execution, delivery and performance of this Agreement by Seller or for the validity or enforceability thereof against Seller.

(f) No bankruptcy or insolvency proceeding under the Bankruptcy Code or any state bankruptcy or insolvency law filed by or against Seller is pending and no such filing is contemplated by Seller, or, to Seller’s knowledge, threatened.

(g) There is no outstanding, or, to the best of Seller’s knowledge, threatened, litigation, claim or proceeding before any court, commission, agency or other administrative authority (collectively, “Litigation”) which affects the Property or could affect Seller’s title to the Property or Seller’s ability to consummate the transaction contemplated by this Agreement.

(h) Following the Closing Date, Purchaser shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Property.

(i) Seller has all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Property and ensure adequate vehicular and pedestrian ingress and egress to the Property.

(j) That except for those tenants with leases listed on Schedule 4.2 attached hereto (collectively, the “Leases”) there are no other tenants or occupants of the Property. Seller has delivered to Purchaser true and complete copies of all Leases. No default or breach exists on the part of any tenant under the Leases. Seller as landlord has fully completed all construction obligations and all tenant improvements specified in the Leases to be the responsibility of the landlord thereunder and has paid all tenant improvement costs, allowances and leasing commissions applicable thereto and no such costs are payable at any time hereafter. Seller has not received any written notice of any default or breach on the part of the landlord under any of the Leases, nor does there exist any default or breach on the part of the landlord thereunder. No Lease grants any tenant any right to purchase all or any portion of the Property. There are no agreements which would require the payment of a leasing commission by the landlord upon any renewal or expansion of an existing Lease or new Lease executed or otherwise exercised after the Effective Date.

(k) Except as expressly disclosed by Seller to Purchaser, Seller has not entered into any agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement of the Property or any portion thereof that would bind Purchaser after the Closing Date. Seller has not delivered or received any notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under any of the contracts expressly disclosed to Purchaser.

(l) On the Closing Date, there will be no outstanding written or oral contracts made for any improvements, including, without limitation, capital improvements, to the Property or for offsite improvements related to the Property, which have not been fully completed and paid for by Seller in the amount sufficient to complete the improvement.

(m) Seller is not a “foreign person” within the meaning of § 1445 of the Internal Revenue Code.

As used in this Section 8.1, the “knowledge” with respect to Seller shall mean the actual, not constructive or imputed, knowledge of Mark Rich, who is the Treasurer of Seller and is actively involved in the operation of Seller, and shall not be construed to refer to the knowledge of any other trustee, beneficiary, partner, officer, director, agent, member, manager, employee or representative of Seller or any affiliate of Seller.

8.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Purchaser is a limited liability company duly organized and existing under the laws of Delaware and is (or on the Closing Date will be) authorized to do business in the Commonwealth of Massachusetts, and Purchaser has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and to enter into and perform this Agreement and to carry out the transactions contemplated hereby.

(b) No consent, approval or other authorization of, or registrations, declaration or filing with, court or governmental agency or commission (except for the recording of any title documents) is required for the due execution, delivery and performance of this Agreement by Purchaser or for the validity or enforceability thereof against Purchaser.

(c) Purchaser has duly authorized the execution, delivery, and performance of this Agreement, and such execution, delivery and performance by Purchaser of this Agreement shall not result in a breach of, violate any term or provision of, or constitute a default under, the organizational documents of Purchaser or any other agreement by which Purchaser is bound. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

(d) No bankruptcy or insolvency proceeding under the Bankruptcy Code or any state bankruptcy or insolvency law filed by or against Purchaser is pending and no such filing is contemplated by Purchaser, or, to Purchaser’s knowledge, threatened.

(e) There is no outstanding, or, to the Purchaser’s knowledge, threatened Litigation which could affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

As used in this Section 8.2, the term “knowledge” with respect to Purchaser shall mean the actual, not constructive or imputed, knowledge of Lisa Collado and shall not be construed to refer to the knowledge of any partner, officer, director, agent, member, manager, employee or representative of Purchaser, or of any affiliate of Purchaser.

8.3 Restatement at Closing; Survival. The representations and warranties made by Seller in Section 8.1 and by Purchaser in Section 8.2 are true and correct as of the Effective Date, and shall be true and correct and, subject to the provisions of Section 5.1(a), deemed repeated as of the Closing. The representations or warranties shall survive consummation of the transactions contemplated by this Agreement and shall continue in full force and effect from the Closing Date until the that date which is twelve (12) months after the Closing Date (the “Survival Period”), unless otherwise indicated in this Agreement, and shall be binding upon and inure to the benefit of the parties hereto, their successors in interest and assigns; provided, however, that neither Seller nor Purchaser, as applicable, shall have any liability or other obligation with respect to any such representation or warranty herein contained unless prior to the expiration of the Survival Period the party seeking to assert liability under any such representation or warranty shall have notified the other party hereto in writing setting forth specifically the representation or warranty allegedly breached, a description of the alleged breach in reasonable detail and a proposed remedy. All liability or other obligation of either party hereto under any such representation or warranty shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered as contemplated within the Survival Period.

8.4 Waiver. If either Seller or Purchaser shall proceed to Closing with actual knowledge of any matter which is in conflict with any of the representations and warranties made in this Agreement by the other party, they shall be deemed to have waived said representations and warranties to the extent inconsistent with such actual knowledge.

8.5 Claim Limitation. Notwithstanding anything to the contrary contained herein, Purchaser shall not assert any claim or claims against Seller for breach of any representation or warranty made by Seller in this Agreement, and Seller shall not assert any claim or claims against Purchaser for breach of any representation or warranty made by Purchaser in this Agreement, as the case may be, unless and until the aggregate of such party’s claim or claims thereunder exceeds Twenty Five Thousand and 00/100 Dollars ($25,000.00) (“Claim Threshold”); provided, however, once any claim or claims exceed the Claim Threshold, Purchaser or Seller, as applicable, shall be liable back to the first dollar of such claims. Notwithstanding the foregoing, the limitations of the Claim Threshold shall (a) not be applicable in the event of a breaching party’s gross negligence or willful misconduct and any claim or claims by the other party that fall below the Claim Threshold arising as a result of such breaching party’s gross negligence or willful misconduct may be asserted, or (b) have any effect on the Master Lease.

8.6 Liability Cap. The aggregate liability of Seller for breach of any representation or warranty made by Seller in Section 8.1 hereof or otherwise in this Agreement shall not exceed $1,500,000.00 (the “Liability Cap”). Purchaser shall not have any further right, claim or recourse against Seller in excess of the Liability Cap.

9. Merger of All Prior Understandings; Condition of Property.

9.1 Merger of All Prior Understandings. It is understood and agreed that all understandings and agreements heretofore had between Seller and Purchaser with respect to the terms of this Agreement, including, without limitation, that certain Letter of Intent dated November 10, 2014 (the “LOI”) by and between Seller and Carter Validus Properties II, LLC (“Original Purchaser”), are merged in this Agreement, and this Agreement fully and completely expresses their agreement, neither party relying upon any statement or representation, not embodied in this Agreement, made by the other, except as may be contained in the (i) Confidentiality Agreement entered into by Original Purchaser with Cushman & Wakefield dated July 8, 2014; and (ii) Confidentiality Agreement entered into by Original Purchaser and Steward Health Care System LLC dated as of November 10, 2014.

9.2 Condition of Property. Except as otherwise expressly provided in this Agreement, Purchaser shall accept the Property at the Closing in its “AS-IS,” “WHERE IS” condition with all faults as of the Closing Date. Purchaser agrees that, except as expressly set forth herein, Seller shall not be liable for any latent or patent defects in the Property, and shall not be bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, or other information pertaining to the Property made, furnished or claimed to have been made or furnished by Seller or any other person or entity, including, without limitation any partner, member, manager, shareholder, employee, agent, broker, attorney or other person representing or acting purporting to represent or act on behalf of Seller, whether orally or in writing. Purchaser has not relied and is not relying upon any representations or warranties of Seller, other than the representations and warranties of Seller expressly set forth in this Agreement, or upon any statements made in any informational materials with respect to the Property provided by Seller or any other person or entity, including, without limitation, any partner, member, manager, shareholder, employee, agent, broker, attorney or other person representing or acting or purporting to represent or act on behalf of Seller. IN ADDITION TO, AND WITHOUT LIMITATION OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT DELIVERED IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT (“CLOSING DOCUMENT”), SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, TITLE, MARKETABILITY, FITNESS, OR SUITABILITY FOR A PARTICULAR PURPOSE OF THE PROPERTY OR ANY COMPONENT THEREOF, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN A CLOSING DOCUMENT, THE PROPERTY AND EACH COMPONENT THEREOF ARE SOLD IN AN “AS IS”, “WHERE IS” CONDITION, WITH ALL FAULTS. BY EXECUTING THIS AGREEMENT, EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN A CLOSING DOCUMENT, PURCHASER AFFIRMS AND AGREES THAT (A) PURCHASER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY OR ANY COMPONENT THEREOF FOR ANY PARTICULAR PURPOSE, (B) SELLER MAKES NO WARRANTY THAT THE PROPERTY

OR ANY COMPONENT THEREOF ARE FIT FOR ANY PARTICULAR PURPOSE, AND (C) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PROPERTY OR ANY COMPONENT THEREOF. PURCHASER AGREES THAT PURCHASER HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND EACH COMPONENT THEREOF AND HAS DETERMINED TO PURCHASE THE PROPERTY AND EACH COMPONENT THEREOF BASED ON SUCH INSPECTION AND THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER IN THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT NEITHER SELLER NOR ANY PARTNER, MEMBER, MANAGER, SHAREHOLDER, EMPLOYEE, AGENT, BROKER, ATTORNEY OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER HAVE MADE OR WILL MAKE ANY ORAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE WITH RESPECT TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR OTHER INFORMATION, INCLUDING, WITHOUT LIMITATION, THE CONTENTS OF SELLER’S BOOKS AND RECORDS, CONTRACTS, AGREEMENTS, ANY PROPERTY CONDITION REPORTS, ENGINEERING REPORTS, PHYSICAL CONDITION SURVEYS, ENVIRONMENTAL REPORTS, FEASIBILITY STUDIES, INFORMATIONAL BROCHURES WITH RESPECT TO THE PROPERTY, RENT ROLLS OR INCOME AND EXPENSE STATEMENTS, OR ANY OTHER MATERIALS PREPARED BY SELLER OR BY THIRD PARTIES WHICH SELLER OR ITS REPRESENTATIVES MAY HAVE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER IN CONNECTION WITH THE PROPERTY AND PURCHASER ACKNOWLEDGES THAT ANY SUCH MATERIALS, DATA AND OTHER INFORMATION DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER ARE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AS A CONVENIENCE AND ACCOMMODATION ONLY AND EXPRESSLY ACKNOWLEDGES THAT PURCHASER HAS ASSUMED THE RISK OF RELYING UPON ANY SUCH MATERIALS, DATA AND OTHER INFORMATION, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT. Notwithstanding anything in this Section 9.2 or otherwise in this Agreement to the contrary, the provisions of this Section 9.2 shall not have any impact on the obligations of Seller as Tenant under the Master Lease.

9.3 Environmental Matters. Without limiting the generality of the provisions of Section 9.2, Purchaser specifically acknowledges and agrees as follows:

(a) Except as expressly set forth in this Agreement, neither Seller nor any other person, including, without limitation, any partner, member, manager, shareholder, employee, agent, broker, attorney or other person representing or acting or purporting to represent or act on behalf of Seller, has made any representation or warranty of any kind of nature concerning (a) any environmental condition existing at the Property, (b) Seller’s or the Property’s compliance with any law, including environmental law and all associated regulations; and (c) any environmental offsite condition associated with the Property.

For purposes of this Agreement, the term “Hazardous Materials” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) and any judicial or administrative order or judgment, in each case relating to the protection of human health, safety, natural resources and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of (A) “hazardous waste” in the federal Resource Conservation and Recovery Act; (B) “hazardous substances” in the federal Comprehensive Environmental Response, Compensation and Liability Act; (C) “pollutants” in the federal Clean Water Act; (D) “toxic substances” in the federal Toxic Substances Control Act; and (E) “oil or hazardous materials” in the laws or regulations of any State, including without limitation the Commonwealth of Massachusetts.

9.4 Survival. The provisions of this Section 9 shall survive the Closing.

10. Closing Costs and Expenses.

10.1 Seller’s Costs and Expenses. Seller shall pay, in addition to its apportionments: (i) the cost of its legal counsel; (ii) one-half (½) of the customary escrow fees, costs and expenses incurred to the Escrow Agent or Title Company; (iii) the cost of recording any title clearing documents; (iv) all applicable realty transfer, recordation and documentary stamps payable in connection with the recording of the deeds; (v) the commission owed to the Named Broker; and (vi) the cost of curing or eliminating any Monetary Encumbrances or curing or otherwise eliminating any other Seller’s Required Title Actions, including the cost of any title endorsements related thereto.

10.2 Purchaser’s Costs and Expenses. Purchaser shall pay, in addition to its apportionments: (i) the cost of its legal counsel, accountants, engineers, architects, and advisors; (ii) the cost of the premium for the Title Policy and any endorsements issued pursuant thereto, other than the cost of any endorsements to cure or eliminate any Seller’s Required Title Actions; (iii) the cost to obtain the Survey, if any; and (iv) one-half (½) of the customary escrow fees, costs and expenses incurred to the Escrow Agent or Title Company.

10.3 Survival. The provisions of this Section 10 shall survive the Closing.

11. Notices. All notices, demands, consents, requests, or other communications provided for or permitted to be given hereunder by a party hereto must be in writing and shall be deemed to have been properly given or served (i) upon the personal delivery thereof, via courier delivery service or otherwise, (ii) upon the date of delivery by facsimile electronic transmission, as confirmed by electronic answerback, provided that such facsimile is sent on a business day prior to 5:00 p.m. of the recipient’s local time, and a confirmation copy is sent via another manner set forth in this Section 11, (iii) the next Business Day following deposit with a nationally recognized overnight air-freight or courier service such as Federal Express, provided such notices shall be addressed or delivered to the parties at their respective addresses or facsimile telephone numbers set forth below in this Section 11. Copies of all notices delivered hereunder shall also be delivered in the same manner to counsel for the parties hereto.

11.1 If to Seller:

c/o Steward Health Care System LLC

500 Boylston Street

Boston, MA 02116

Attn: Office of General Counsel

Telephone:  (617) 419-4700

Facsimile:   (617) 789-2124

With an additional copy to:

Rubin and Rudman LLP

50 Rowes Wharf

Boston, Massachusetts 02110

Attn: Paula M. Devereaux, Esquire

Telephone:  (617) 330-7000

Facsimile:   (617) 439-9556

11.2 If to Purchaser:

Carter Validus Properties II, LLC

Two Urban Centre

4890 West Kennedy Boulevard, Suite 650

Tampa, Florida 33609

Attention: Lisa Collado

Telephone: (813) 316-4244

Facsimile: (813) 287-0397

With an additional copy to:

GrayRobinson, P.A.

401 E. Jackson Street, Suite 2700

Tampa, Florida 33602

Attention: Stephen L. Kussner, Esquire

Telephone: (813) 273-5296

Facsimile: (813) 273-5145

Any such addresses or facsimile telephone numbers for the giving of notices may be changed by either party by giving written notice as provided above to the other party. Notice given by counsel to a party shall be effective as notice from such party.

12. Governing Law. This Agreement and the documents to be executed and delivered by the parties in connection with the transactions set forth herein shall be construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflicts of laws.

13. No Recording. The parties hereto agree that neither this Agreement nor any memorandum of notice hereof shall be recorded. A violation of this Section 13 shall constitute a default hereunder. In the event that either party hereto records this Agreement or any evidence or memorandum of it, the other party shall have the right on behalf of the recording party to execute and record a termination of the same.

14. Default.

14.1 By Seller; Purchaser’s Remedies. Notwithstanding anything in this Agreement to the contrary, in the event of a default by Seller hereunder, Purchaser shall have the right to avail itself or any and all rights and remedies available at law or in equity, including, without limitation, the right to terminate this Agreement and recover all damages proximately caused by Seller’s default and the right to continue this Agreement pending Purchaser’s action for specific performance and/or damages hereunder, and no such remedy shall be deemed exclusive or to preclude the pursuit of any other remedy. Any damages to which Purchaser is entitled shall include, without limitation, all due diligence costs, title, escrow, legal and inspection fees and any other expenses incurred by Purchaser in connection with the performance of its due diligence review of the Property, including, without limitation, environmental and engineering consultants’ fees and the fees incurred in connection with the preparation and negotiation of this Agreement, but shall exclude any consequential or indirect damages. In the event that Purchaser terminates this Agreement as set forth above, Escrow Agent shall immediately and automatically repay the Deposit, plus any accrued interest thereon, to Purchaser without demand, deduction offset or delay, or any consent, approval, authorization or release from Seller, and the parties hereto shall thereafter have no further liabilities, rights or obligations under this Agreement except for those which expressly survive termination of this Agreement.

14.2 By Purchaser; Seller’s Remedies. In the event of a default by Purchaser hereunder, after all conditions in favor of Purchaser have been satisfied or waived by Purchaser, and Seller is not in default hereunder, the sole and exclusive remedy of Seller shall be to terminate this Agreement, in which event Seller shall, as its exclusive remedy, retain the Deposit, plus any accrued interest thereon, as liquidated damages (and not as a penalty), and the parties hereto shall thereafter have no further liabilities, rights or obligations pursuant to this Agreement except those which expressly survive termination of this Agreement. Purchaser and Seller have considered carefully the loss to Seller if Purchaser fails to consummate the purchase and sale contemplated herein, for any reason other than Seller’s default hereunder or the failure of a condition precedent to Purchaser’s obligation to close hereunder, occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Seller cannot at this time calculate with absolute certainty. Based on all those considerations, Purchaser and Seller have agreed that the damage to Seller in such event would reasonably be expected to be equal to the sum of the Deposit, plus accrued interest thereon. The parties hereto agree that it would be extremely difficult or impossible to ascertain the actual damages which would be suffered by Seller if Purchaser fails to perform its obligations under this Agreement, and that the Deposit, plus accrued interest thereon, is the best estimate of the amount of damages Seller would suffer.

14.3 Notice of Default. In the event of a default by either party hereto as described in Sections 14.1 and 14.2 (the “defaulting party”) then, notwithstanding anything to the contrary contained herein, the non-defaulting party shall not exercise its rights upon default until the non-defaulting party has given written notice of the default to the defaulting party and ten (10) days have passed after such written notice without the defaulting party having cured the default.

14.4 Post Closing Matters. Any limitation upon remedies provided in the foregoing sections shall not limit the rights or obligations of the parties hereto with respect to any obligations which expressly survive the termination of this Agreement or the Closing, with respect to which Seller and Purchaser shall, subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 8.5 and Section 8.6, have such rights and remedies as are available at law or in equity, except that, except as expressly provided in Section 14.1, neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

15. Casualty and Taking.

15.1 Casualty. If, prior to the Closing Date, all or a portion of the Property is destroyed by fire or other casualty (a “Casualty”), then Seller shall promptly notify Purchaser in writing of such fact (a “Casualty Notice”).

(a) In the event that twenty-five (25%) percent or more of any one building on the Property is damaged or destroyed by Casualty (a “Substantial Casualty”), then Purchaser may, at its election, either (i) terminate this Agreement (1) in its entirety, or (2) solely with respect to the Property associated with such damaged or destroyed building (but not with respect to the remaining Property), or (ii) elect to proceed with Closing in which event the provisions of Section 15.1(c) below shall apply. In the event that Purchaser fails to provide written notice of its election within forty-five (45) days following Purchaser’s receipt of the Casualty Notice, Purchaser shall be deemed to have elected the alternative set forth in Section 15.1(a)(i)(1). In the event that Purchaser delivers a notice of termination under (1) as aforesaid, then this Agreement shall terminate in accordance with Purchaser’s election; and in the event that Purchaser delivers a notice of termination under (2) above, the Purchase Price shall be adjusted on a pro-rata basis to reflect that such building is no longer included in this transaction.

(b) In the event that twenty-five (25%) percent or more of any one building on the Property is damaged or destroyed by a Casualty (a “Building Casualty”), then Purchaser may at its election, either (1) terminate this Agreement solely with respect to the Property associated with such damaged or destroyed building (but not with respect to the remaining Property) or (2) elect to proceed with closing in which event the provisions of Section 15.1(c) below shall apply. If Purchaser elects to terminate this Agreement pursuant to this subsection (b)(1), the Purchase Price shall be adjusted on a pro-rata basis to reflect that such building is no longer included in this transaction. In the event that Purchaser fails to provide written notice of its election within forty-five (45) days following Purchaser’s receipt of the Casualty Notice, Purchaser shall be deemed to have elected the alternative set forth in Section 15.1(b)(1).

(c) In the case of any Casualty other than a Substantial Casualty or Building Casualty, then (i) Purchaser shall not have any right or option to terminate this Agreement in its entirety or with respect to any one building, and this Agreement shall continue in effect, (ii) at the Closing Purchaser shall accept the Property subject to the Substantial Casualty or Building Casualty with no abatement of or credit against the Purchase Price (except as expressly provided in clause (iii) and (iv) below), and (iii) at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all insurance proceeds payable in connection with such Casualty (and Seller further agrees not to accept or agree to an amount of insurance proceeds without Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed), and Purchaser shall receive a credit against the Purchase Price at the Closing in the amount of any loss deductible payable in connection with such insurance proceeds, except to the extent that such proceeds, or the amount of the loss deductible, have been applied to restoration prior to Closing; and (iv) if there are not insurance proceeds available in the full amount of the cost to repair or restore any loss or damage caused by a Casualty, including any lost rent (the “Repair Costs”), Purchaser shall receive a credit at Closing in the full amount of the Repair Costs.

15.2 Taking. If, prior to the Closing Date any part of the Property shall be taken by exercise of the power of eminent domain (a “Taking”), then Seller shall promptly notify Purchaser of such fact (a “Taking Notice”).

(a) In the event that twenty-five (25%) percent or more of the Property is affected by a Taking (a “Substantial Taking”), then Purchaser may, at its election, either (i) terminate this Agreement (1) in its entirety, or (2) solely with respect to the Property associated with such Taking (but not with respect to the remaining Property), or (ii) elect to proceed with Closing in which event the provisions of Section 15.2(c) below shall apply. In the event that Purchaser fails to provide written notice of its election within forty-five (45) days following Purchaser’s receipt of the Taking Notice, Purchaser shall be deemed to have elected the alternative set forth in Section 15.2(a)(i)(1). In the event that Purchaser delivers a notice of termination under (1) as aforesaid, then this Agreement shall terminate in accordance with Purchaser’s election; and in the event that Purchaser delivers a notice of termination under (2) above, the Purchase Price shall be adjusted on a pro-rata basis to reflect that such building is no longer included in this transaction.

(b) In the event that twenty-five (25%) percent or more of any one building on a Property is affected by a Taking (a “Building Taking”), then Purchaser may at its election, either (i) terminate this Agreement solely with respect to that Property associated with such Building Taking (but not with respect to the remaining Property) or (ii) elect to proceed with closing in which event the provisions of Section 15.2(c) below shall apply. If Purchaser elects to terminate this Agreement pursuant to this subsection (b)(i), the Purchase Price shall be adjusted on a pro-rata basis to reflect that such building is no longer included in this transaction. In the event that Purchaser fails to provide written notice of its election within forty-five (45) days following Purchaser’s receipt of the Taking Notice, Purchaser shall be deemed to have elected the alternative set forth in Section 15.2(b)(i).

(c) In the case of any Taking other than a Substantial Taking or Building Taking, then (i) Purchaser shall not have any right or option to terminate this Agreement in its entirety or with respect to any one building, and this Agreement shall continue in effect, (ii) at the Closing Purchaser shall accept the Property subject to any Substantial Taking or Building Taking with no abatement of or credit against the Purchase Price (except as expressly provided in clause (iii) and (iv) below), and (iii) at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all awards arising from the Taking as well as any money theretofore received by Seller on account thereof, net of any expenses actually incurred by Seller, including reasonable attorneys’ fees, in collecting the same.

16. No Option. The submission of this Agreement to Purchaser shall not be construed to vest in Purchaser an option to purchase or any reservation of the Property. Purchaser shall have no right or interest hereunder until such time as this Agreement has been fully executed and delivered by Seller and Purchaser.

17. Successors and Assigns. The provisions hereof shall inure to the benefit of, and shall be binding upon, the heirs, executors, administrators, successors and assigns of the respective parties, provided, however, Purchaser may not assign this Agreement or any of Purchaser’s rights, obligations or liabilities hereunder without the prior written consent of Seller; provided, further, and notwithstanding the foregoing, Purchaser may (without the consent of Seller) assign this Agreement to a Permitted Assignee (as hereinafter defined), provided that Purchaser provides Seller with the name, signature block, and address of the proposed Permitted Assignee not later than two (2) Business Days prior to the Closing Date. Any Permitted Assignee shall be deemed to have assumed all of the obligations of Purchaser under this Agreement as to the applicable portion of the Property, and the following provisions shall apply: (i) no assignment of this Agreement to a Permitted Assignee shall relieve Purchaser from any of its obligations or liabilities hereunder, (ii) no such assignment shall have the effect of delaying the Closing, and (iii) Purchaser or such Permitted Assignee shall be fully and completely liable for any and all State and local transfer taxes that may be payable in connection with such assignment, if any. As used herein, a “Permitted Assignee” shall mean a corporation, partnership or limited liability company controlled by or is under common control by Purchaser. Any assignment of this Agreement in contravention of this Section 17 shall be considered null, void and of no effect. In the case of any assignment permitted hereunder, the representation and warranty made by Purchaser in Section 8.2(a) hereof shall be remade at Closing with respect to Purchaser named herein and shall also be made at Closing with respect to the assignee, with appropriate adjustment to reflect the entity form and state of creation of such assignee. Notwithstanding the foregoing, Seller acknowledges that the LOI was entered into by Seller and Original Purchaser and that Original Purchaser assigned its interest in the LOI to Purchaser. Until such time as the Purchase Price is received by Seller as provided for in this Agreement, Original Purchaser shall remain liable for the obligations of Purchaser contained in this Agreement.

18. Further Assurances. Seller and Purchaser each agree to execute any and all documents and take such further actions in furtherance of this Agreement as may be reasonably necessary to effectuate the purposes of this Agreement; provided, however, no party hereto shall be obligated to expand its liabilities hereunder or increase its costs.

19. Non-Liability. Notwithstanding anything to the contrary contained in this Agreement, (a) none of the direct or indirect directors, officers, employees, shareholders, members, managers, partners or agents of Seller nor any other person, partnership, corporation or trust, as principal of Seller, whether disclosed or undisclosed (collectively, the “Seller Exculpated Parties”) shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any of its rights hereunder against any Seller Exculpated Party, and (b) none of the direct or indirect directors, officers, employees, shareholders, members, managers, partners or agents of Purchaser or any Permitted Assignee, nor any other person, partnership, corporation or trust, as principal of Purchaser or Permitted Assignee, whether disclosed or undisclosed (collectively, the “Purchaser Exculpated Parties”) shall have any personal obligation or liability hereunder, and Seller shall not seek to assert any claim or enforce any of its rights hereunder against any Purchaser Exculpated Party.

20. Operation of Property.

20.1 General Operation. Seller agrees that during the interval between the Effective Date and the Closing Date, Seller shall continue to maintain and insure the Property consistent with the present operations thereof, normal wear and tear, Casualty and Taking excepted.

21. Miscellaneous.

21.1 Exclusivity. Until the Closing Date or the date that this Agreement is terminated, Seller shall not enter into any contract, or enter into or continue any negotiations, to sell the Property to any person or entity other than Purchaser, nor will Seller solicit proposals from, or furnish any non-public information to, any person or entity other than Seller’s agents, attorneys and lenders and Purchaser the possible sale of the Property.

21.2 Captions and Headings. This Section and/or section headings and the arrangement of this Agreement are for the convenience of the parties hereto and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

21.3 Waiver. Notwithstanding anything to the contrary set forth herein, each of Seller and Purchaser reserves the right to waive any condition or contingency provided for its benefit in this Agreement. No waiver by either party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

21.4 Singular, Plural, Gender. Wherever herein the singular number is used the same shall include the plural and the masculine gender shall include the feminine and neuter genders and vice versa as the context shall require.

21.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

21.6 Partial Invalidity. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provisions had not been contained herein.

21.7 Amendments. Except as otherwise provided herein, this Agreement may not be changed, modified or terminated, except by an instrument executed by the parties hereto who are or will be affected by the terms of such instrument.

21.8 Exhibits. Each of the exhibits attached to this Agreement constitute an integral part hereof.

21.9 Time. When the last day for the performance of any act permitted or required hereunder falls on any day which is not a business day in the City of Boston, Massachusetts, such act may be performed on the next business day in said city. Whenever an hour is specified on any day, such hour shall be in local time in the City of Boston, Massachusetts, as adjusted for daylight savings time when in effect. As used herein, the term “business day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a national holiday, or (iii) a day on which banks are not required to be open for business within the Commonwealth of Massachusetts. Time is of the essence of the provisions of this Agreement.

21.10 Prevailing Party to Receive Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to receive from the losing party an amount equal to the prevailing party’s reasonable and actually incurred costs of such litigation, including, without limitation, the prevailing party’s reasonable and actually incurred attorneys’ fees, costs and disbursements. The provisions of this Section 21.10 shall survive the Closing or any earlier termination of this Agreement.

21.11 Arbitration. Any dispute required or permitted to be submitted to arbitration pursuant to the terms of this Agreement shall be subject to arbitration in accordance with the rules of the American Arbitration Association. Demand for arbitration shall be filed by Purchaser or Seller in writing with the other party to this Agreement and with the American Arbitration Association in the City of Boston. Purchaser and Seller acknowledge and agree that any arbitration proceedings arising out of this Agreement shall occur in Boston, Massachusetts.

21.12 Waiver of Jury Trial. PURCHASER AND SELLER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY PURCHASER AND SELLER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. SELLER OR PURCHASER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY PURCHASER OR SELLER, AS APPLICABLE. THE PROVISIONS OF THIS SECTION 21.12 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

22. Review Period. Purchaser has from the Effective Date until December 22, 2014, 5:00 p.m., Tampa, Florida time (such time period, the “Review Period”) to conduct such inspections, interviews, tests and audits of the Property as Purchaser, in its sole discretion, deems appropriate at its sole cost and expense, including, but not limited to obtaining appraisals, surveys, engineering, work and a Phase I Environmental Audit. Neither Purchaser nor any of Purchaser’s representatives, agents or consultants (collectively, “Purchaser’s Representatives”) shall contact any employee, subtenant, licensee or occupant at the Property, without Seller’s express written consent. Seller shall have the right to be present whenever Purchaser and /or Purchaser’s Representatives are conducting any such inspections at or on the Property. Purchaser shall, at its expense, promptly restore the Property to substantially the same condition existing prior to any entry or testing on the Property by Purchaser and/or Purchaser’s Representatives. Purchaser shall indemnify and hold Seller harmless from any loss, cost or damage incurred by Seller on account of or arising from Purchaser’s inspections and investigations of the Property under this Section 22. If for any or no reason Purchaser, in its sole and absolute discretion, is not satisfied with the items to be delivered by Seller to Purchaser under this Section 22, the results of such inspections, interviews, tests or audits or any other fact or situation with respect to the Property, then in such event Purchaser shall have the right to terminate this Agreement. If Purchaser fails, for any or no reason, to deliver Seller written notice (the “Waiver Notice”) unconditionally waiving this termination right on or before the end of the Review Period, this Agreement shall be deemed automatically terminated. Purchaser’s failure to deliver the Waiver Notice on or before the expiration of the Review Period shall be deemed Purchaser’s election to terminate this Agreement under this Section 22.

If this Agreement has been terminated in accordance with, and subject to the terms of this Section 22, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder, except those which expressly survive the termination of this Agreement, and the Deposit shall be refunded fully and promptly to Purchaser. Seller expressly acknowledges and agrees that, if Purchaser requests the Escrow Agent to return the Deposit as a result of Purchaser’s election to terminate this Agreement under this Section 22, then the Escrow Agent shall have no obligation to independently determine whether Purchaser has the right to receive the Deposit, and the Escrow Agent may rely solely upon the written instructions set forth in any written notice delivered by Purchaser from and after such election, without the joinder, approval or consent of Seller. Purchaser will promptly return to Seller any due diligence materials delivered by Seller and destroy any copies thereof.

23. SEC S-X 3-14 Audit. Seller acknowledges that it has been advised that Purchaser is publicly registered company. Seller further acknowledges that, as a publicly registered company, Purchaser may be required to make certain filings with and/or disclosures to the Securities and Exchange Commission (collectively, the “SEC Filings”) that relate, among other things, to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property and/or the Tenant. To assist Purchaser in preparing the SEC filings, Seller agrees to cooperate with Purchaser with respect to such SEC Filings related to the Property and/or the Tenant. Seller agrees that if after Closing Purchaser is required by the Securities and Exchange Commission to provide any additional financial or other information regarding any SEC Filings related to the Property and/or the Tenant, Seller will fully cooperate with Purchaser in connection with the preparation and provision of such information related to the Property and/or the Tenant. Purchaser acknowledges that Seller utilizes the accrual method of accounting and nothing in this Section 23 or in Section 24 below shall require Seller to provide or disclose any general ledger, cash receipts, cash disbursements or other cash accounting reports in connection with any such SEC Filings or REIT reportings. Seller acknowledges that the foregoing provisions are of material importance to Purchaser as a subsidiary of a publicly registered company. Notwithstanding anything elsewhere in this Agreement to the contrary, the provisions of this Section 23 shall survive the Closing.

24. REIT Status.

Seller acknowledges that Purchaser is a real investment trust (“REIT”). Seller further acknowledges that a REIT, Purchaser is subject to certain filing and reporting requirements in accordance with federal laws and regulation, including, but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or provisions of any other existing agreement between the parties hereto to the contrary, Purchaser may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation. Seller further agrees that it shall fully cooperate with Purchaser in complying with any and all laws, regulations, ordinances, requirements and restrictions in maintaining its status as a REIT subject to the provisions of Section 23 above. Notwithstanding anything elsewhere in this Agreement to the contrary, the provisions of this Section 24 shall survive the Closing.

25. Independent Contract Consideration. Within ten (10) days after the Effective Date, Purchaser shall deliver to Seller a check in the amount of Fifty Dollars ($50) (the “Independent Contract Consideration”), which amount Seller and Purchaser hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Contract, and is nonrefundable in all events.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

SELLER

NEW ENGLAND SINAI HOSPITAL, A STEWARD FAMILY HOSPITAL, INC.

By:	/s/ Mark Rich
Name:	Mark Rich
Title:	Treasurer

PURCHASER

HCII-150 York Street, LLC, a Delaware limited liability company

By:	Carter Validus Operating Partnership II, LP,
a Delaware limited partnership, Its Sole Member

	By:	Carter Validus Mission Critical REIT II, Inc.,
a Maryland corporation, Its General Partner

		By:	/s/ John E. Carter
		Name:	John E. Carter
		Its:	CEO

List of Exhibits

Exhibit A	Description of the Land
Exhibit B	Form of Master Lease
Exhibit C	Form of Agreement of Right of First Refusal
Exhibit D	Blanket Conveyance, Bill of Sale and Assignment
Exhibit E	Intentionally Deleted
Exhibit F	Intentionally Deleted
Exhibit G	Subordination, Non-Disturbance and Attornment Agreement
Exhibit H	Intentionally Deleted
Exhibit I	Declaration Estoppel Certificate
Schedule 4.2	List of Tenants and Occupants

EXHIBIT A

DESCRIPTION OF THE LAND

Real property in the Town of Stoughton, County of Norfolk, Commonwealth of Massachusetts, described as follows:

TRACT I:

With buildings hereon on the Northerly and Westerly side of York Street, in Stoughton, Norfolk County, bounded and described as follows:

WESTERLY	by land now or formerly of George F. Schmidt, 333.84 feet; thence

SOUTHERLY	by land now or formerly of George F. Schmidt, 100.0 feet; thence

SOUTHWESTERLY	by land now or formerly of Eric R. and Mary E. Meier, in five (5) courses, 28.74 feet, 76.57 feet, 178.90 feet, 29.75 feet and 205.54 feet; thence

NORTHWESTERLY	by land of Steven B. and Geraldine S. White, 309.82 feet; thence

NORTHEASTERLY	by land now or formerly of Sarah A. Capen, 494.0 feet; thence

NORTHWESTERLY	by land now or formerly of Sarah A. Capen, 602.0 feet; thence

NORTHEASTERLY	by land now or formerly of Smith, 185.0 feet; thence

NORTHWESTERLY	by land now or formerly of Smith; 108.0 feet more or less; thence

NORTHERLY	by the Stoughton-Canton boundary line and land of Grantor, 340.0 feet, more or less (see plan recorded with Norfolk Deeds, Book 3378, Page 288 and numbered 785 of 1955); thence

EASTERLY	by York Street in three (3) courses, 145.85 feet, 522.90 feet and 410.0 feet; thence

SOUTHWESTERLY	by land of Mildred B. Wilson, 356.20 feet; thence

SOUTHEASTERLY	by land of Mildred B. Wilson, 508.03 feet; thence

SOUTHEASTERLY	by York Street in two (2) courses, 130.46 feet and 352.32 feet;

Containing 27.75 acres, more or less, all as shown on a plan entitled “Plan of Land of Almando Savini, Stoughton, Massachusetts, March 30, 1955, E.C. Peterson, Reg. Eng.” Recorded with Norfolk Deeds, Plan Book 197, Plan 784 of 1955.

A-1

Together with the benefit of:

1.	Easement from Wong Fong and Pui King Tam Wong to New England Sinai Hospital for storm water drainage dated September 7, 1972, recorded in Book 4867, Page 196.

2.	Easement Agreement by and between New England Sinai Hospital, Inc., a/k/a New England Sinai Hospital and Rehabilitation Center, and Stagecoach Road LLC, dated September 29, 2005, recorded in Book 24279, Page 564.

TRACT II:

The following three (3) parcels of land:

Parcel 1

The land together with the buildings thereon located in Stoughton, Massachusetts, known as Lot #6, York Street as shown on “Plan of Land, Stoughton, Mass. revision of Lots 4-5-6, Charles W. Lehto, Registered Land Surveyor”, recorded Norfolk Registry of Deeds October 30, 1964, filed as Plan No. 1044, in Plan Book 217 and further described as follows:

NORTHERLY	by York Street, according to said plan, one hundred and 46/100 (100.46) feet;

EASTERLY	by Lot 7, according to said plan, one hundred seventy-two and 19/100 (172.19) feet;

SOUTHERLY	by adjacent land now or formerly belonging to Matilda A. Libert, according to said plan, one hundred and 00/100 (100.00) feet;

WESTERLY	by Lot #5, according to said plan, one hundred fifty-nine and 89/100 (159.89) feet.

Containing 16,557.41 sq. ft. according to said plan.

Subject to and with the benefits of a brook running across said land as shown on said plan.

Parcel 2

The land in Stoughton, Massachusetts, known as Lot 5c on a plan entitled “Plan of Land in Stoughton, Massachusetts, prepared for Stanley Dirsa,” Sept. 26, 1980, Atlas Land Survey, Inc., Registered Land Surveyors, recorded as Plan No. 993 of 1980 at Norfolk Deeds, Book 5811, Page 491, being bounded and described as follows:

Beginning at a point on the northeasterly corner of land now or formerly of Stanley W. Dirsa et ux and numbered 5b on the plan described above;

Thence in an easterly direction along the southerly side line of York Street along a curve with an arc length of 25.05’ and a radius of 2050.00’ to the northeasterly corner of the lot herein described;

Thence, S24° 51’ 54” E 105.89 feet to a point;

Thence, S65° 08’ 06” W 25.00 feet to a point;

2

Thence, N24° 51’ 54” W 104.41 feet to the point of beginning.

Said lot containing 2626 sq. ft. according to said plan.

Parcel 3

The land in Stoughton, Massachusetts, known as Lot 5d on a plan entitled “Plan of Land in Stoughton, Massachusetts, prepared for Stanley Dirsa”, Sept. 26, 1980, Atlas Land Survey, Inc., Registered Land Surveyors, recorded as Plan No. 993 of 1980 at Norfolk Deeds, Book 5811, Page 491, being bounded and described as follows:

Beginning at a point on the southeasterly corner of land now or formerly of Stanley W. Dirsa et ux and numbered 5b on the plan described above;

Thence N 24° 51’ 54” W 83.67 feet to a point;

Thence N. 66° 34’ 30” E 100.00 feet to a point;

Thence S 24° 51’ 54” E 5.00 feet to a point;

Thence N. 79° 36’ 50” E 213.86 feet to a point;

Thence S 19° 21’ 23” W 86.35 feet to a point;

Thence S 74° 29’ 34” W 250.75 feet to the point of beginning.

Said lot containing 22,419 sq. ft.

3

EXHIBIT B

FORM OF MASTER LEASE

B-1

EXHIBIT C

FORM OF AGREEMENT OF RIGHT OF FIRST REFUSAL

C-1

EXHIBIT D

BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

THE STATE OF MASSACHUSETTS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF SUFFOLK	§

That concurrently with the execution and delivery hereof, New England Sinai Hospital, a Steward Family Hospital, Inc., a Delaware corporation (“Assignor”), is conveying to HCII-150 YORK STREET, LLC, a Delaware limited liability company (“Assignee”), by Special Warranty Deed (the “Deed”), those certain tracts of land more particularly described on Exhibit A attached to the Deed and made a part thereof for all purposes (the “Property”). Unless otherwise defined herein, all initially capitalized terms shall have the respective meanings ascribed to such terms in that certain Purchase Agreement dated as of December     , 2014, by and between Assignor and Assignee with respect to the conveyance of the Property.

It is the desire of Assignor hereby to assign, transfer and convey to Assignee, subject, however, to those certain matters more particularly described on Exhibit B attached to the Deed thereto and made a part thereof for all purposes (collectively, the “Permitted Encumbrances”), all Improvements, Personal Property, and Intangible Property, including, without limitation, those items more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (collectively, the “Assigned Properties”); provided, however, the Assigned Properties shall not be deemed to include, Assignee shall have no liability under, and Assignor shall remain solely liable and responsible for, the contracts and other matters set forth on Exhibit B attached hereto and made a part hereof for all purposes (collectively, the “Non-Assigned Properties”).

NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby BARGAIN, ASSIGN, TRANSFER, SET OVER, CONVEY and DELIVER to Assignee, its successors, legal representatives and assigns, subject to the Permitted Encumbrances, all of the Assigned Properties.

TO HAVE AND TO HOLD the Assigned Properties, together with any and all rights and appurtenance thereto in anywise belonging to Assignor unto Assignee, its successors and assigns FOREVER, and Assignor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular the Assigned Properties, subject to the Permitted Encumbrances, unto Assignee, its successors and assigns, against every person lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise. Assignee, by its acceptance hereof, hereby assumes all obligations of Assignor arising with respect to the Assigned Properties from and after the date hereof, but not otherwise.

D - 1

Assignor indemnifies Assignee from any claims applicable to the Assigned Properties with respect to the period prior to the date hereof. Assignee indemnifies Assignor from any claims applicable to the Assigned Properties with respect to the period from and after the date hereof.

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on this     day of             , 20    .

WITNESSES:	ASSIGNOR:

, a

By:
Print Name:
Print Name:	Title:

Print Name:

ASSIGNEE:

, a Delaware limited liability company

By:
Print Name:
Print Name:	Title:

Print Name:

D - 2

EXHIBIT E

INTENTIONALLY DELETED

E - 1

EXHIBIT F

INTENTIALLY DELETED

F - 1

EXHIBIT G

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

After Recording Return to:

William F. Timmons, Esq.

McKenna Long & Aldridge LLP

303 Peachtree Street, Suite 5300

Atlanta, Georgia 30308

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

Grantor #1 (Landlord):

Grantor #2 (Tenant):

Grantee (Lender):

Abbreviated Legal Description:

Official Legal Description on Exhibit A

Assessor’s Tax Parcel ID #

Reference No.	N/A

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made as of the      day of             , 20     by and between:

,

(“Lender”),

and

having an address at

(“Tenant”).

RECITALS:

A. Tenant is the holder of a leasehold estate in a portion of those certain premises located in the City of             , County of             , State of             , and more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Property”) under and pursuant to the provisions of a certain lease dated             , between             , a             , as landlord, and             , as tenant (the “Lease”); and

B.                      is the current owner in fee simple of the Property and the landlord under the Lease (“Landlord”); and

C. Lender is the agent for lenders which have made a loan or are about to make a loan to Carter/Validus Operating Partnership, LP, a Delaware limited partnership, as borrower (“Borrower”) evidenced or to be evidenced by one or more promissory notes made by Borrower to the order of such lenders (as amended, restated, replaced, consolidated, supplemented or otherwise modified from time to time, collectively, the “Note”) and secured or to be secured by that certain Mortgage/Deed to Secure Debt/Deed of Trust and Security Agreement (as the same may be modified, amended or restated from time to time, the “Security Instrument”) and that certain Assignment of Leases and Rents (as the same may be modified, amended or restated from time to time, the “Assignment of Rents”) granted by Landlord to or for the benefit of Lender and encumbering the Property; and

D. Tenant has agreed to subordinate the Lease to the Security Instrument and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

AGREEMENT:

For good and valuable consideration, Tenant and Lender agree as follows:

1. SUBORDINATION. The Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to the terms, covenants and provisions of the Security Instrument and to the lien thereof, including without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby and advances made thereunder with the same force and effect as if the Security Instrument had been executed, delivered and recorded prior to the execution and delivery of the Lease.

2. NON-DISTURBANCE. If any action or proceeding is commenced by Lender for the foreclosure of the Security Instrument or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note or the Security Instrument shall be made subject to all rights of Tenant under the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant’s part to be observed or performed beyond any applicable notice or grace period.

3. ATTORNMENT. If Lender or any other subsequent purchaser of the Property shall become the owner of the Property by reason of the foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or by reason of any other enforcement of the Security Instrument (Lender or such other purchaser being hereinafter referred as “Purchaser”), and the conditions set forth in Section 2 above have been met at the time Purchaser becomes owner of the Property, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Purchaser and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to Purchaser and Purchaser by virtue of such acquisition of the Property shall be deemed to have agreed to accept such attornment, whereupon, subject to the observance and performance by Tenant of all the terms, covenants and conditions of the Lease on the part of Tenant to be observed and performed, Purchaser shall recognize the leasehold estate of Tenant under all of the terms, covenants and conditions of the Lease for the remaining balance of the term with the same force and effect as if Purchaser were the lessor under the Lease subject to the terms of Section 4 of this Agreement; provided, however, that Purchaser shall not be:

(a) liable for any past act, omission, neglect, default or breach of representation or warranty of any prior landlord (any such prior landlord, including Landlord and any successor landlord, being hereinafter referred to as a “Prior Landlord”), provided that so long as Purchaser has received written notice and a reasonable opportunity to cure, the foregoing shall not limit Purchaser’s obligations under the Lease to correct any conditions that (i) existed as of the date Purchaser became the owner of the Property, and (ii) violate Purchaser’s obligations under the Lease; provided further, however, that the foregoing shall not obligate Purchaser for any damages arising from such past act, omission, neglect, default or breach of representation or warranty of any Prior Landlord;

(b) subject to any offsets, defenses, abatements or counterclaims which shall have accrued in favor of Tenant against any Prior Landlord prior to the date upon which Purchaser shall become the owner of the Property;

(c) liable for the return of rental security deposits, if any, paid by Tenant to any Prior Landlord in accordance with the Lease unless such sums are actually received by Purchaser;

(d) bound by any obligation which may appear in the Lease to perform any improvement work to the Property;

(e) bound by any obligation which may appear in the Lease to pay any sum of money to Tenant which accrued prior to the date upon which Purchaser shall become the owner of the Property;

(f) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any Prior Landlord unless (i) such sums are actually received by Purchaser or (ii) such prepayment shall have been expressly approved of by Purchaser;

(g) bound by any agreement terminating or amending or modifying the rent, term, commencement date or other material term of the Lease, or any voluntary surrender of the premises demised under the Lease, made without Lender’s or Purchaser’s prior written consent prior to the time Purchaser succeeded to Landlord’s interest; or

(h) responsible for the making of repairs in or to the Property in the case of damage or destruction to the Property or any part thereof due to fire or other casualty or by reason of condemnation unless Purchaser is obligated under the Lease to make such repairs and Purchaser receives insurance proceeds or condemnation awards sufficient to finance the completion of such repairs.

In the event that any liability of Purchaser does arise pursuant to this Agreement, such liability shall be limited and restricted to Purchaser’s interest in the Property and shall in no event exceed such interest.

4. NOTICE TO TENANT. After notice is given to Tenant by Lender that an Event of Default (as defined in the Security Instrument) exists under the Security Instrument and that the rentals under the Lease should be paid to Lender pursuant to the terms of the Assignment of Rents, Tenant shall thereafter pay to Lender or as directed by the Lender, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Lender and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.

5. NOTICE TO LENDER AND RIGHT TO CURE. Tenant agrees to simultaneously notify Lender by certified mail, return receipt requested, with postage prepaid, of any default on the part of Landlord under the Lease which would entitle Tenant to cancel or terminate the Lease or abate or reduce the rent payable thereunder, and Tenant further agrees that, notwithstanding any provisions of the Lease, no cancellation or termination of the Lease and no abatement or reduction of the rent payable thereunder shall be effective unless Lender has received notice of the same and has failed within forty-five (45) days after both Lender’s receipt of said notice and the time when Lender shall have become entitled under the Security Instrument (as hereinafter defined) to remedy the same, to commence to cure the default which gave rise to the cancellation or termination of the Lease or abatement or reduction of the rent payable thereunder and thereafter diligently prosecutes such cure to completion, provided that in the event Lender cannot commence such cure without possession of the Property, no cancellation or termination of the Lease and no abatement or reduction of the rent payable thereunder shall be effective if Lender commences judicial or non-judicial proceedings to obtain possession within such period and thereafter diligently prosecutes such efforts and cure to completion. In addition, if such default is not susceptible of cure by Lender and Lender obtains possession of the Property, such default shall be waived. Notwithstanding the foregoing, Lender shall have no obligation to cure any default by Landlord except as provided in Section 3 in the event Lender shall become the owner of the Property by reason of the foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or by reason of any other enforcement of the Security Instrument.

6. NOTICES. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Tenant:

Attention:

If to Lender:

Attention:

With a copy to:

Attention:

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 6, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in the state where the Property is located. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Lender, Tenant and Purchaser and their respective successors and assigns.

8. GOVERNING LAW. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the Commonwealth of Massachusetts and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the Commonwealth of Massachusetts.

9. MISCELLANEOUS. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.

LENDER:

By:
Name:
Its:

[INSERT NOTARY BLOCK FOR APPLICABLE STATE]

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

TENANT:

a

By:
Name:
Title:

[INSERT NOTARY BLOCK FOR APPLICABLE STATE]

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

The undersigned hereby joins in the execution of this Agreement in order to evidence its acceptance of, and agreement to, the provisions of Section 4 hereof.

LANDLORD:

a Delaware limited liability company

By:	Carter/Validus Operating Partnership, LP a Delaware limited partnership

	By:	Carter Validus Mission Critical REIT, Inc.,
a Maryland corporation

By:
Name:
Its:

[INSERT NOTARY BLOCK FOR APPLICABLE STATE]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit “A”

Legal Description

Real property in the Town of Stoughton, County of Norfolk, Commonwealth of Massachusetts, described as follows:

TRACT I:

With buildings hereon on the Northerly and Westerly side of York Street, in Stoughton, Norfolk County, bounded and described as follows:

WESTERLY	by land now or formerly of George F. Schmidt, 333.84 feet; thence

SOUTHERLY	by land now or formerly of George F. Schmidt, 100.0 feet; thence

SOUTHWESTERLY	by land now or formerly of Eric R. and Mary E. Meier, in five (5) courses, 28.74 feet, 76.57 feet, 178.90 feet, 29.75 feet and 205.54 feet; thence

NORTHWESTERLY	by land of Steven B. and Geraldine S. White, 309.82 feet; thence

NORTHEASTERLY	by land now or formerly of Sarah A. Capen, 494.0 feet; thence

NORTHWESTERLY	by land now or formerly of Sarah A. Capen, 602.0 feet; thence

NORTHEASTERLY	by land now or formerly of Smith, 185.0 feet; thence

NORTHWESTERLY	by land now or formerly of Smith; 108.0 feet more or less; thence

NORTHERLY	by the Stoughton-Canton boundary line and land of Grantor, 340.0 feet, more or less (see plan recorded with Norfolk Deeds, Book 3378, Page 288 and numbered 785 of 1955); thence

EASTERLY	by York Street in three (3) courses, 145.85 feet, 522.90 feet and 410.0 feet; thence

SOUTHWESTERLY	by land of Mildred B. Wilson, 356.20 feet; thence

SOUTHEASTERLY	by land of Mildred B. Wilson, 508.03 feet; thence

SOUTHEASTERLY	by York Street in two (2) courses, 130.46 feet and 352.32 feet;

Containing 27.75 acres, more or less, all as shown on a plan entitled “Plan of Land of Almando Savini, Stoughton, Massachusetts, March 30, 1955, E.C. Peterson, Reg. Eng.” Recorded with Norfolk Deeds, Plan Book 197, Plan 784 of 1955.

Together with the benefit of:

3.	Easement from Wong Fong and Pui King Tam Wong to New England Sinai Hospital for storm water drainage dated September 7, 1972, recorded in Book 4867, Page 196.

4.	Easement Agreement by and between New England Sinai Hospital, Inc., a/k/a New England Sinai Hospital and Rehabilitation Center, and Stagecoach Road LLC, dated September 29, 2005, recorded in Book 24279, Page 564.

TRACT II:

The following three (3) parcels of land:

Parcel 1

The land together with the buildings thereon located in Stoughton, Massachusetts, known as Lot #6, York Street as shown on “Plan of Land, Stoughton, Mass. revision of Lots 4-5-6, Charles W. Lehto, Registered Land Surveyor”, recorded Norfolk Registry of Deeds October 30, 1964, filed as Plan No. 1044, in Plan Book 217 and further described as follows:

NORTHERLY	by York Street, according to said plan, one hundred and 46/100 (100.46) feet;

EASTERLY	by Lot 7, according to said plan, one hundred seventy-two and 19/100 (172.19) feet;

SOUTHERLY	by adjacent land now or formerly belonging to Matilda A. Libert, according to said plan, one hundred and 00/100 (100.00) feet;

WESTERLY	by Lot #5, according to said plan, one hundred fifty-nine and 89/100 (159.89) feet.

Containing 16,557.41 sq. ft. according to said plan.

Subject to and with the benefits of a brook running across said land as shown on said plan.

Parcel 2

The land in Stoughton, Massachusetts, known as Lot 5c on a plan entitled “Plan of Land in Stoughton, Massachusetts, prepared for Stanley Dirsa,” Sept. 26, 1980, Atlas Land Survey, Inc., Registered Land Surveyors, recorded as Plan No. 993 of 1980 at Norfolk Deeds, Book 5811, Page 491, being bounded and described as follows:

Beginning at a point on the northeasterly corner of land now or formerly of Stanley W. Dirsa et ux and numbered 5b on the plan described above;

Thence in an easterly direction along the southerly side line of York Street along a curve with an arc length of 25.05’ and a radius of 2050.00’ to the northeasterly corner of the lot herein described;

Thence, S24° 51’ 54” E 105.89 feet to a point;

Thence, S65° 08’ 06” W 25.00 feet to a point;

Thence, N24° 51’ 54” W 104.41 feet to the point of beginning.

Said lot containing 2626 sq. ft. according to said plan.

Parcel 3

The land in Stoughton, Massachusetts, known as Lot 5d on a plan entitled “Plan of Land in Stoughton, Massachusetts, prepared for Stanley Dirsa”, Sept. 26, 1980, Atlas Land Survey, Inc., Registered Land Surveyors, recorded as Plan No. 993 of 1980 at Norfolk Deeds, Book 5811, Page 491, being bounded and described as follows:

Beginning at a point on the southeasterly corner of land now or formerly of Stanley W. Dirsa et ux and numbered 5b on the plan described above;

Thence N 24° 51’ 54” W 83.67 feet to a point;

Thence N. 66° 34’ 30” E 100.00 feet to a point;

Thence S 24° 51’ 54” E 5.00 feet to a point;

Thence N. 79° 36’ 50” E 213.86 feet to a point;

Thence S 19° 21’ 23” W 86.35 feet to a point;

Thence S 74° 29’ 34” W 250.75 feet to the point of beginning.

Said lot containing 22,419 sq. ft.

EXHIBIT H

INTENTIONALLY DELETED

H-1

EXHIBIT I

DECLARATION ESTOPPEL CERTIFICATE

THE STATE OF	§
	§	KNOW ALL MEN BY THESE
PRESENTS:
COUNTY OF	§

THIS DECLARATION ESTOPPEL CERTIFICATE (this “Certificate”) has been executed this     day of             , 20    , by                      (“Owner”) and                      ARCHITECTURAL CONTROL COMMITTEE (the “Committee”) to and for the benefit of             (“Carter”). Owner and Committee are collectively referred to as “Declarant” and Carter and its successors and assigns are collectively referred to as “Beneficiary”.

R E C I T A L S:

A. Beneficiary has now or will soon hereafter acquire fee title to that certain project located at             (the “Property”). The current Owner of the Property is             (“Seller”).

B. Reference is made to that certain [Declaration of Covenants and Restrictions] dated             ,             , recorded under File No.             ,             County,             , as amended by instruments dated             ,             , recorded under             ,             ,             , recorded under             and             and             ,             under             (such instrument, as so amended and assigned, is hereinafter referred to as the “Declaration”). Unless otherwise defined herein, all initially capitalized terms have the respective meanings assigned to such terms in the Declaration.

C. As a condition to Beneficiary’s acquisition of the Property, Beneficiary has requested and Declarant has agreed to deliver this Certificate with respect to certain matters covered under the Declaration. Beneficiary would not have agreed to acquire the Property in the absence of this Certificate.

In consideration of the recitals set forth above, Declarant hereby certifies to Beneficiary, and otherwise consents and approves, the following:

ARTICLE I

DECLARATION MATTERS

Section 1.01 Declaration. The Declaration is currently in full force and effect and has not, except as noted above, been modified or otherwise amended. The

Declaration does not contain any reacquisition or similar options. Seller has not defaulted under, nor otherwise violated the terms set forth in, the Declaration. The current members of the Committee are:

.

Section 1.02 Assessments. All general and special assessments or other payments due with respect to the Property have been paid in full and no amounts are currently due and owing. No default assessments have been levied against the Property nor have any assessment or similar liens been filed against the Property. The general assessments and the special assessments levied and expected to be levied under the Declaration for the             and             calendar years in the aggregate and the portion thereof allocable to the Property are as follows:

	Aggregate		Property Share
General	$	- 20	$	- 20
Special	$	- 20	$	- 20

Section 1.03 Improvements. Declarant has reviewed and approved all information, if any, concerning the improvements located upon the Property (collectively, the Improvements”) which is required to be submitted to Declarant for approval under the Declaration. All Improvements have been constructed and are otherwise in full compliance with the Declaration. The current use and operation of the Property does not violate the Declaration and the Property satisfies (or has been granted a permitted variance from) all setback, parking, outside storage, landscaping, signage, screening and other construction requirements set forth in the Declaration.

Section 1.04 Notice. Effective upon Declarant’s receipt of written notice of Beneficiary’s acquisition of the Property, (a) Beneficiary will be entitled to all voting and other benefits under the Declaration with respect to the Property; and (b) all notices, demands or other written communication delivered by Declarant under the Declaration or any other instrument applicable thereto, must be delivered to Beneficiary in the manner set forth therein to the following address (or such other or further addresses as Beneficiary may hereafter designate):

Attention:

ARTICLE II

MISCELLANEOUS

Section 2.01 Authority. All approvals and other actions required to authorize Declarant’s execution of this Certificate have been received or otherwise taken.

Section 2.02 Reliance. Declarant acknowledges that Beneficiary has the right to rely and will rely upon this Certificate in connection with Beneficiary’s acquisition of the Property.

IN WITNESS WHEREOF, this Certificate has been executed as of (but not necessarily on) the date and year first above written.

OWNER:

By:
Print Name:
Title:

COMMITTEE:

ARCHITECTURAL CONTROL COMMITTEE

By:
Print Name:
Title:

THE STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on this     day of             , 20    , by                     , a                     of                     , as managing partner of                     , a                     , on behalf of such entity.

[Notarial Seal]	Notary Public, State of
Print Name:
My Commission Expires:

THE STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on this     day of             , 20    , by                     , a member of the                     Architectural Control Committee, on behalf of such entity.

[Notarial Seal]	Notary Public, State of
Print Name:
My Commission Expires:

SCHEDULE 4.2

LIST OF TENANTS AND OCCUPANTS***

Richard Fischer, PhD	Lease and Services Agreement	August, 2012
Gerald Friedman, O.D.	Lease and Services Agreement	August, 2012
Steward St. Anne’s Hospital
Corporation	Agreement of Lease	November 24, 2014

***	Note: all tenants and occupants will occupy the Property as subtenants pursuant to subleases subordinate to the Master Lease.

4.2 - 1